EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-266471) of Exact Sciences Corporation of our report dated June 24, 2025 relating to the financial statements and supplemental schedule of Exact Sciences Corporation 401(k) Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
June 24, 2025